Exhibit 99.1

Assurant Announces Chief Operating Officer Retirement and Leadership Appointments to Accelerate Business Strategy

Gene Mergelmeyer to Retire at Year-end
Keith Meier Named Chief Operating Officer

NEW YORK, September 28, 2021 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced that Gene Mergelmeyer, chief operating officer, with 34 years of tenure with the company, plans to retire at the end of 2021. As a result, president and incoming CEO Keith Demmings is announcing leadership appointments to support its go-forward business strategy. The appointments, all of which will be effective January 1, 2022, are focused on advancing Assurant’s business strategy and market leadership in the connected world with a focus on delivering superior customer experiences. Keith Meier, president, Assurant International will succeed Mergelmeyer as COO. Federico Bunge, president of Assurant’s Latin America operations will succeed Meier to lead International and will report to Biju Nair, EVP and recently named president, Global Connected Living.

“Our business momentum is strong and we need to continue to evolve our organization and operations to strengthen our advantage, continue to drive profitable growth, and most importantly, to best serve the ever-changing needs of our clients and their customers,” said Demmings. “These appointments underscore the strength of our talent bench and reinforce our commitment to unlocking the full potential of our business to adapt and grow globally.”

During his decades at Assurant, Mergelmeyer made significant contributions to the business globally through the deep client partnerships he fostered, creating differentiated market-leading positions, and producing strong profitable results. He has held numerous leadership roles, including the company’s Global Housing segment that he successfully navigated through the financial crisis in 2008. He also oversaw the growth and development of the company’s Multifamily Housing business, which is a key growth driver for Assurant today. In 2016, he was appointed chief operating officer with oversight for the Assurant business units. He then assumed responsibility to bring together the company’s Technology, Data Analytics, Customer Experience and Operations Transformation teams to drive efficiency and global effectiveness for the company. He has shepherded organizational transformation and improved customer experience through global technology initiatives and other large-scale digitally-led operations transformations.

“Gene has left an indelible imprint on this organization,” said Demmings. “His recent initiatives, in particular, will serve as a framework for operational transformation and effectiveness that will have lasting impact. He will be missed, but his legacy will carry forward.”

Mergelmeyer shared, “It has been an honor to work with such a strong leadership team and dedicated group of employees to deliver value for our clients and customers. I am very confident that Keith Meier is the perfect choice to succeed me and take Assurant to the next level.”

Keith Meier will assume the chief operating officer role at the start of 2022. Meier has led the expansion and profitable growth of Assurant’s global operations including defining a path toward market-leading positions in Japan and Australia, while strengthening operations in LatAm, Canada and

Europe. He has served as senior vice president, Global Strategy and M&A between 2013 and 2016, led the Emerging Markets business, focused on Asia-Pacific, and also held responsibility for extended service and vehicle service contract businesses. His deep strategic and business acumen, coupled with a relentless focus on talent and profitable growth across the world position him for success in the COO role.

“Having witnessed the ability Keith has demonstrated in growing and developing our business across the world, I have every confidence he will deliver in the COO role,” added Demmings. “He is well-positioned to take us to the next level of customer experience.”

Federico Bunge, currently president of Assurant Latin America, will succeed Meier to lead the company’s international business operations. Bunge will report to Biju Nair, EVP and recently named president, Global Connected Living. Nair’s responsibility encompasses the global mobile, retail and connected product and service offerings, and several of Assurant’s most valuable client partnerships. Japan will continue to be led by Junichi Fujimoto, president of Assurant Japan, who will report into Nair.

“These changes demonstrate our focus on continually evolving our structure to best align our organization to support our business strategy for growth,” added Demmings. “We are committed to putting the right leaders in place to best support the development of our global organization to meet our evolving client needs, while catalyzing our growth potential.”

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.

Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Enterprise Communication
Phone: 201.519.9773
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations and Sustainability
Phone: 201.788.4324
suzanne.shepherd@assurant.com

Sean Moshier
Assistant Vice President, Investor Relations
Phone: 914.204.2253
sean.moshier@assurant.com